R O B I N S C H O E N P U B L I C R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
March 20, 2000



                       MEDIX SHAREHOLDERS APPROVE INCREASE
                         IN NUMBER OF AUTHORIZED SHARES


Denver, CO -- John Prufeta, president and CEO of Medix Resources, Inc. [OTCBB:MDIX], today announced that the Company's shareholders approved the Company's recommendation that the number of authorized shares be increased from 50 million to 100 million. Of the 11,905,007 votes received, approximately 90% percent were in favor of the increase. Medix provides Internet-based health care communication, data integration, and transaction processing software through its Cymedix.com product line.

"We're delighted that our shareholders voted to support our recommendation that the number of shares be increased," stated Prufeta. "An increase in the number of authorized shares will strengthen our ability to compete in the competitive iHealth software industry."

Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter Form 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. Such forms are available from the SEC or the Company.


Contacts:  General and Press Inquiries         Investor Inquiries
           -----------------------------       -------------------
           Robin Schoen                        Josh Golomb
           Robin Schoen Public Relations       SmallCaps Online Communications
           215/504-2122                        212/554-4158